Retail Processing Fee Form
Relating to the Offer to Purchase for Cash
up to $10.0 Million Aggregate Principal Amount of its Outstanding
4.75% Senior Convertible Notes Due 2020
(CUSIP No. 74348TAQ5)
and
up to $25.0 Million Aggregate Principal Amount of its Outstanding
4.95% Senior Convertible Notes Due 2022
(CUSIP No. 74348TAR3)
of
Prospect Capital Corporation

The Tender Offers (as defined herein) will each expire at 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), or any other date and time to which the Company (as defined herein) extends the applicable Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated, in the Company’s sole discretion. You must validly tender your Notes (as defined herein) at or prior to the applicable Expiration Date to be eligible to receive the applicable Purchase Price (as defined herein) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the applicable Tender Offer at or prior to 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), unless extended or earlier terminated by the Company. The Tender Offers are subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Tender Offers–Conditions to the Tender Offers” in the Offer to Purchase (as defined herein).

The Information and Tender Agent for the Tender Offers is:
D.F. King & Co., Inc.

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):
48 Wall Street, 22nd Floor New York, New York 10005 Attention: Andrew Beck	D.F. King & Co., Inc. (212) 709-3328 Attention: Andrew Beck
For Confirmation: (212) 269-5552
Banks and Brokers call: (212) 269-5550 Toll Free: (877) 297-1744 Email: psec@dfking.com

This form must be delivered to an address, or transmitted via facsimile, as set forth above. The instructions contained herein should be read carefully before this form is completed.

All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Offer to Purchase, dated December 23, 2019, (the “Offer to Purchase”) of Prospect Capital Corporation, a Maryland corporation (the “Company”).

IN ORDER TO BE ELIGIBLE TO RECEIVE THE APPLICABLE RETAIL PROCESSING FEE (AS DEFINED BELOW), A PROPERLY COMPLETED RETAIL PROCESSING FEE FORM MUST BE RECEIVED BY THE INFORMATION AND TENDER AGENT PRIOR TO THE EXPIRATION DATE. THE COMPANY SHALL, IN ITS SOLE DISCRETION, DETERMINE WHETHER A SOLICITING DEALER HAS SATISFIED THE CRITERIA FOR BEING ELIGIBLE TO RECEIVE THE APPLICABLE RETAIL PROCESSING FEE (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION OF THE APPROPRIATE DOCUMENTATION WITHOUT DEFECTS OR IRREGULARITIES). THE PAYMENT OF THE APPLICABLE RETAIL PROCESSING FEE TO ELIGIBLE DEALERS IS SUBJECT TO AND CONDITIONED UPON THE SUCCESSFUL COMPLETION OF THE TENDER OFFERS AND SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. YOU MUST RETURN THE RETAIL PROCESSING FEE FORM SET FORTH ON ANNEX A HERETO TO THE INFORMATION AND TENDER AGENT TO RECEIVE THE APPLICABLE RETAIL PROCESSING FEE.

Annex A
RETAIL PROCESSING FEE FORM

As described in the Offer to Purchase, the Company has agreed, upon successful completion of the Tender Offers with respect to the Notes, (i) to pay a retail processing fee (the “2020 Retail Processing Fee”) equal to $0.50 for each $1,000 principal amount of 2020 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering holder clients to receive this 2020 Retail Processing Fee, provided that such 2020 Retail Processing Fee will only be paid with respect to tenders by Holders whose aggregate principal amount of such 2020 Notes validly tendered and accepted for purchase is $250,000 or less and (ii) to pay a retail processing fee (the “2022 Retail Processing Fee”) equal to $1.00 for each $1,000 principal amount of 2022 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering holder clients to receive this 2022 Retail Processing Fee, provided that such 2022 Retail Processing Fee will only be paid with respect to tenders by Holders whose aggregate principal amount of such 2022 Notes validly tendered and accepted for purchase is $250,000 or less. The applicable Retail Processing Fee will only be paid to retail brokers upon successful completion of the Tender Offers with respect to the Notes upon the terms set forth in the Offer to Purchase. The Company reserves the right to audit any soliciting dealer to confirm bona fide submission of this form. The Company shall, in its sole discretion, determine whether a soliciting dealer has satisfied the criteria for being eligible to receive a Retail Processing Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and pursuant to the Tender Offers).
PAYMENT DETAILS
Name of Firm:
Attention:
Address:
Phone Number:
Taxpayer Identification:
Signature:
(Medallion Stamp Required)
By signing this form you hereby confirm that (i) your request for the 2020 Retail Processing Fee is bona fide and has been made on behalf of accounts for separate individual beneficial owners of 2020 Notes that are Holders whose aggregate principal amount of 2020 Notes validly tendered and accepted for purchase is $250,000 or less and (ii) your request for the 2022 Retail Processing Fee is bona fide and has been made on behalf of accounts for separate individual beneficial owners of 2022 Notes that are Holders whose aggregate principal amount of 2022 Notes validly tendered and accepted for purchase is $250,000 or less. Failure to properly complete and execute this form will render the form defective and the Company will not honor your request. Any questions as to what constitutes beneficial ownership should be directed to the Information and Tender Agent.
The delivery of this form by a soliciting dealer will constitute a representation by it that: (1) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (2) it is eligible to such compensation for such solicitation under the terms and conditions of the Offer to Purchase; (3) in soliciting tenders, it has used no solicitation materials other than those furnished by the Company; (4) each Holder that it has solicited has received a copy of the Offer to Purchase, or concurrently with such solicitation it provided the Holder with a copy of the Offer to Purchase; (5) it is either (i) a broker or dealer in securities which is a member of any national securities exchange in the United States or of the Financial Industry Regulatory Authority, Inc. or (ii) a bank or trust company located in the United States; and (6) no Retail Processing Fee has previously been requested or paid with respect to Notes tendered for its own account.

SOLICITING DEALERS SHOULD TAKE CARE TO ENSURE THAT PROPER RECORDS ARE KEPT TO DOCUMENT THEIR ELIGIBILITY TO RECEIVE ANY RETAIL PROCESSING FEE. THE COMPANY AND THE INFORMATION AND TENDER AGENT RESERVE THE RIGHT TO REQUIRE ADDITIONAL INFORMATION AT THEIR DISCRETION, AS DEEMED WARRANTED.
If the space provided in the table below is inadequate, the required information should be listed on a separate schedule and attached to this form.

CUSIP Number	Participant Number	VOI Number	Quantity